State of Delaware Secretary of State Division of Corporations Delivered 12:28 PM 01/10/2020 FILED 12:28 PM 01/10/2020 SR 20200201657 - File Number 4064768	Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LYRA THERAPEUTICS, INC.

Lyra Therapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The name of the corporation is Lyra Therapeutics, Inc. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on November 21, 2005 under the corporate name WMR Biomedical, Inc.

2. This Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of this corporation’s Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), was duly adopted in accordance with the provisions of Sections 141, 242 and 245 of the General Corporation Law and by the written consent of its stockholders in accordance Section 228 of the General Corporation Law.

3. This corporation’s Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

FIRST: The name of the corporation is Lyra Therapeutics, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, Zip Code 19801. The name of its registered agent at such address is: The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Effective immediately and automatically upon the filing with the Secretary of State of the State of Delaware of this Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each share of Series A-l Preferred Stock (as defined below) that was previously reclassified from Pre-Recapitalization Series A Preferred Stock (as defined below) outstanding or issued and held in treasury immediately prior to the Effective Time shall be reclassified into one share of Series A-l/A Preferred Stock (as defined below), (ii) each share of Series A-l Preferred Stock that was previously reclassified from Pre-Recapitalization Series B Preferred Stock (as defined below) outstanding or issued and held in treasury immediately prior to the Effective Time shall be reclassified into one share of Series A-l/B Preferred Stock (as defined below), and (iii) each share of Series A-l Preferred Stock that was previously reclassified from Pre-Recapitalization Series C Preferred Stock (as defined below) outstanding or issued and held in treasury immediately prior to the Effective Time shall be reclassified into one share of Series A-l/C Preferred Stock (as defined below).

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Hundred Ninety-Nine Million Three Hundred Thousand Two Hundred Eighty-Eight (699,300,288), of which (a) Four Hundred Million (400,000,000) shares shall be Common Stock, $0.001 par value per share (“Common Stock”), and (b) Two Hundred Ninety-Nine Million Three Hundred Thousand Two Hundred Eighty-Eight (299,300,288) shares shall be Preferred Stock, $0.001 par value per share (“Preferred Stock”), Seven Million Five Hundred Fifty-Four Thousand Six Hundred Fifty-Four (7,554,654) of which shall be designated Series A-1/A Convertible Preferred Stock (“Series A-l/A Preferred Stock”), Ten Million Five Thousand Six Hundred Seventy-Seven (10,005,677) of which shall be designated Series A-l/B Convertible Preferred Stock (“Series A-l/B Preferred Stock”), Sixteen Million Four Hundred Fifty-Six Thousand Seven Hundred Two (16,456,702) of which shall be designated Series A-l/C Convertible Preferred Stock (“Series A-l/C Preferred Stock” and, together with the Series A-l/A Preferred Stock and the Series A-l/B Preferred Stock, the “Series A-l Preferred Stock”), Twenty-Six Million Six Hundred Eighty Thousand Two Hundred Two (26,680,202) of which shall be designated Series A-2 Convertible Preferred Stock (“Series A-2 Preferred Stock”), Thirty Million Seventy Thousand Four Hundred Eighty-Seven (30,070,487) of which shall be designated Series A-3 Convertible Preferred Stock (“Series A-3 Preferred Stock”), Nineteen Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine (19,999,999) of which shall be designated Series A-4 Convertible Preferred Stock (“Series A-4 Preferred Stock”), Ninety-Eight Million Three Hundred Fifty-One Thousand Nine Hundred Fifty-Three (98,351,953) of which shall be designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), and Ninety Million One Hundred Eighty Thousand Six Hundred Fourteen (90,180,614) of which shall be designated Series C Convertible Preferred Stock (“Series C Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation.

A)	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of Preferred Stock of any series.

2. Voting. The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the General Corporation Law.

3. Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

B)	PREFERRED STOCK.

The Preferred Stock has the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

(a) The holders of shares of Preferred Stock shall be entitled to receive dividends in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, provided that such dividend payable on the Series C Preferred Stock and Series B Preferred Stock shall not be lesser than the amount of any dividend to be paid on any other class or series of capital stock of the Corporation. Any dividends may, at the option of the holder of Preferred Stock, be paid to such holder in such number of shares of Common Stock determined in accordance with the then effective Conversion Price (as defined below), as applicable.

(b) The Corporation shall not declare or pay any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless each of the holders of the Series C Preferred Stock and Series B Preferred Stock then outstanding shall have first received, or there shall have been declared and set aside for payment, a cash dividend on each outstanding share of Series C Preferred Stock and Series B Preferred Stock in an amount at least equal to the product of (i) the per share amount, if any, of the dividends to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock or Series B Preferred Stock, as applicable, is then convertible.

(c) Thereafter, the Corporation shall not declare or pay any cash dividends on shares of Common Stock unless each of the holders of the Series A-4 Preferred Stock and Junior Preferred Stock (as defined below) then outstanding shall have first received, or there shall have been declared and set aside for payment, a cash dividend on each outstanding share of Series A-4 Preferred Stock and Junior Preferred Stock in an amount equal to the product of (i) the per share amount, if any, of the dividends to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Series A-4 Preferred Stock and Junior Preferred Stock is then convertible.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Liquidation Amount.

(i) Reference is hereby made to the Corporation’s amended and restated certificate of incorporation as it was amended and restated on August 25, 2011, whereby effective immediately and automatically upon the filing by the Corporation with the Secretary of State of the State of Delaware of such amended and restated certificate of incorporation (the “Recapitalization Effective Time”), (A) each share of the Corporation’s Series A Convertible Preferred Stock, $0.001 par value per share (“Pre-Recapitalization Series A Preferred Stock”), outstanding or issued and held in treasury immediately prior to the Recapitalization Effective Time was reclassified into one share of the Corporation’s Series A-l Preferred Stock, (B) each share of the Corporation’s Series B Convertible Preferred Stock, $0.001 par value per share (“Pre-Recapitalization Series B Preferred Stock”), outstanding or issued and held in treasury immediately prior to the Recapitalization Effective Time was reclassified into such number of shares of Series A-l Preferred Stock equal to the quotient of $1.43 divided by $1.32, and (C) each share of the Corporation’s Series C Convertible Preferred Stock, $0.001 par value per share (“Pre-Recapitalization Series C Preferred Stock”), outstanding or issued and held in treasury immediately prior to the Recapitalization Effective Time was reclassified into one share of Series A-l Preferred Stock.

(ii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock (together with the Series A-l Preferred Stock and the Series A-2 Preferred Stock, the “Junior Preferred Stock”), Series A-4 Preferred Stock, Series B Preferred Stock, the Common Stock or any other class or series of stock ranking on liquidation junior to the Series C Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (A) the Series C Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, and (B) such amount per share as would have been payable had each such share of Series C Preferred Stock (but no other shares of Preferred Stock) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay each of the holders of the Series C Preferred Stock the full amount to which such holder shall be entitled, the holders of the Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iii) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, following any payments made to the holders of Series C Preferred Stock pursuant to the preceding paragraph, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Preferred Stock, Series A-4 Preferred Stock, the Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (A) the Series B Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, and (B) such amount per share as would have been payable had each such share of Series B Preferred Stock (but no other shares of Preferred Stock) converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall, following payment to the holders of the Series C Preferred Stock under Section 2(a)(ii) above, be insufficient to pay each of the holders of the Series B Preferred Stock the full amount to which such holder shall be entitled, the holders of the Series B Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(iv) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, following any payments made to the holders of Series C Preferred Stock and Series B Preferred Stock pursuant to the immediately preceding paragraphs, the holders of shares of the Series A-4 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Preferred Stock, the Common Stock or any other class or series of stock ranking on liquidation junior to the Series A-4 Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (A) the Series A-4 Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, and (B) such amount per share as would have been payable had each such share of Series A-4 Preferred Stock converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up, subject to the Liquidation Cap (as defined below). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall, following payment to the holders of the Series C Preferred Stock and Series B Preferred Stock under Sections 2(a)(ii) and (iii) above, be insufficient to pay each of the holders of the Series A-4 Preferred Stock the full amount to which such holder shall be entitled, the holders of the Series A-4 Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A-4 Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(v) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, following any payments made to the holders of Series C Preferred Stock, Series B Preferred Stock and Series A-4 Preferred Stock pursuant to the preceding paragraphs, the holders of shares of the Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any other class or series of stock ranking on liquidation junior to the Junior Preferred Stock by reason of their ownership thereof, an amount equal to (A) in the case of the Series A-1 Preferred Stock, the greater of (I) the applicable Series A-1 Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, or (II) such amount per share as would have been payable had each such share of Series A-1 Preferred Stock converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up, (B) in the case of the Series A-2 Preferred Stock, the greater of (I) the Series A-2 Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, or (II) such amount per share as would have been payable had each such share of Series A-2 Preferred Stock converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up, and (C) in the case of the Series A-3 Preferred Stock, the greater of (I) the Series A-3 Per Share Liquidation Amount (as defined below) plus any dividends declared but unpaid thereon, or (II) such amount per share as would have been payable had each such share of Series A-3 Preferred Stock converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. In calculating whether a particular series of Junior Preferred Stock would receive upon conversion more than its stated liquidation amount, the conversion of each other series of Junior Preferred Stock is to be assumed if and only if such other series of Junior Preferred Stock would receive upon such conversion more than its stated liquidation amount. The combined aggregate Series A-4 Per Share Liquidation Amount and Junior Preferred Liquidation Amount payable pursuant to Section 2(a)(iv) and Section 2(a)(v) shall not exceed forty eight million dollars ($48,000,000) (the “Liquidation Cap”). The aggregate Series A-1 Per Share Liquidation Amount payable pursuant to clause (A) of this Section 2(a)(v) shall in no event exceed $29,806,552. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay each of the holders of the Junior Preferred Stock the full amount to which such holder shall be entitled, the holders of the Junior Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Junior Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(vi) For purposes of this Article FOURTH, the following definitions shall apply:

(A) “Junior Preferred Liquidation Amount” means, collectively, the Series A-1 Per Share Liquidation Amount, Series A-2 Per Share Liquidation Amount, and Series A-3 Per Share Liquidation Amount;

(B) “Series A-1 Per Share Liquidation Amount” means, at a time of determination:

(1) for each share of Series A-1/A Preferred Stock, $0.4058 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-1/A Preferred Stock);

(2) for each share of Series A-1/B Preferred Stock, $0.4503 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-1/B Preferred Stock); and

(3) for each share of Series A-1/C Preferred Stock, $0.4002 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-1/C Preferred Stock);

(C) “Series A-2 Per Share Liquidation Amount” means $0.3397 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-2 Preferred Stock);

(D) “Series A-3 Per Share Liquidation Amount” means $0.6245 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-3 Preferred Stock);

(E) “Series A-4 Per Share Liquidation Amount” means $0.30 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-4 Preferred Stock);

(F) “Series B Per Share Liquidation Amount” means $0.30 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series B Preferred Stock); and

(G) “Series C Per Share Liquidation Amount” means $0.38811 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series C Preferred Stock).

(vii) Any sale, assignment, transfer or other disposition, whether voluntarily or by operation of law (collectively, “Transfer”), of any shares of Preferred Stock shall be void and shall transfer no right, title, or interest in or to such shares to the purported transferee (the “Transferee”) unless prior to such Transfer the purported transferor (the “Transferor”) of such shares delivers to the Secretary of the Corporation written notice of such Transfer (the “Transfer Notice”). The Transfer Notice shall specify: (i) the name and address of the Transferee and (ii) the number of shares of Preferred Stock subject to the Transfer.

(b) After the payment of all preferential amounts required to be paid to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A-4 Preferred Stock, Junior Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series C Preferred Stock, Series B Preferred Stock, Series A-4 Preferred Stock, or Junior Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, any remaining assets and funds of the Corporation available for distribution to stockholders shall be distributed among the holders of the then outstanding Common Stock, pro rata according to the number of shares of Common Stock held by such holders.

(c) A merger or consolidation in which the Corporation is a constituent party (except any such merger or consolidation involving the Corporation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation a majority by voting power of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such resulting or surviving corporation, in each case in substantially the same proportions as such stockholders held the outstanding stock of the Corporation immediately prior thereto), or the sale, conveyance, lease, or other transfer (including by an irrevocable, exclusive, worldwide license having a duration of not less than the then-remaining life of the patents included in such license) of all or substantially all of the assets of the Corporation (except where such sale, conveyance, lease or other transfer is to a wholly owned subsidiary of the Corporation) shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 2 unless (A) the holders of a majority of the then outstanding shares of Preferred Stock voting together as a separate class on an as-converted basis, and (B) the holders of a majority of the then outstanding shares of Series C Preferred Stock voting together as a separate class on an as-converted basis, elect otherwise by giving written notice thereof to the Corporation before the effective date of such event. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation, sale, conveyance, lease or other transfer (including by an irrevocable, exclusive, worldwide license having a duration of not less than the then-remaining life of the patents included in such license) and the value of the assets of the Corporation in order to assist the holders of shares of Preferred Stock in determining whether to make such an election. The amount deemed distributed to the holders of Preferred Stock or Common Stock in connection with a transaction referred to in this Section 2(c) shall be the cash or the value of the property, rights or other securities distributed to such holders by the acquiring person, firm or other entity, or in the case of a sale, conveyance, lease or other transfer (including by an irrevocable, exclusive, worldwide license having a duration of not less than the then-remaining life of the patents included in such license) of assets, shall be the cash or the value of the property, rights or other securities distributed to such holder of capital stock of the Corporation in a dividend relating to such transaction. The value or property, rights or other securities shall be determined by and in the good faith discretion of the Board of Directors. Payment of preferential amounts required to be paid to the holders of Preferred Stock shall constitute a redemption of such Preferred Stock, and after such payment such shares of Preferred Stock shall cease to be outstanding for any purpose.

3. Voting.

(a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, or as otherwise set forth in this Amended and Restated Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on any actions to be taken by the stockholders of the Corporation.

(b) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the shares of Series A-l Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series A-1 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series A-l Preferred Stock.

(c) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the shares of Series A-2 Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series A-2 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series A-2 Preferred Stock.

(d) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the shares of Series A-3 Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series A-3 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series A-3 Preferred Stock.

(e) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least sixty-five percent (65%) of the shares of Series A-4 Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series A-4 Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series A-4 Preferred Stock.

(f) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series B Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series B Preferred Stock.

(g) In addition to any other vote required by law or this Amended and Restated Certificate of Incorporation, without the written consent or affirmative vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, amend or repeal the rights, preferences or privileges of the Series C Preferred Stock set forth in this Amended and Restated Certificate of Incorporation, in a manner that adversely affects the holders of the Series C Preferred Stock.

(h) The holders of record of the shares of Series A-3 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A-3 Director”); the holders of record of the shares of Series A-4 Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series A-4 Director”); the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series B Director,”); and the holders of record of the shares of Series C Preferred Stock, exclusively and as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Series C Director,” and, together with the Series A-3 Director, the Series A-4 Director and the Series B Director, the “Preferred Directors”). Any director elected as provided in the preceding sentence may be removed with or without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3(h), then any directorship not so filled shall remain vacant until such time as the holders of the Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock), voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3(h), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(h). The rights of the holders of the Series A-3 Preferred Stock under the first sentence of this Subsection 3(h) shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than Twenty Two Million Five Hundred Fifty-Two Thousand Eight Hundred Sixty-Five (22,552,865) shares of Series A-3 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A-3 Preferred Stock). The rights of the holders of the Series A-4 Preferred Stock under the first sentence of this Subsection 3(h) shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than Fourteen Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Nine 14,999,999 shares of Series A-4 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A-4 Preferred Stock). The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3(h) shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than Seven Million (7,000,000) shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series B Preferred Stock). The rights of the holders of the Series C Preferred Stock under the first sentence of this Subsection 3(h) shall terminate on the first date following the Series C Original Issue Date (as defined below) on which there are issued and outstanding less than Seven Million (7,000,000) shares of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series C Preferred Stock).

(i) In addition to any other rights provided by law, so long as at least Seven Million (7,000,000) shares of Series C Preferred Stock (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring after the date hereof and affecting the number of issued and outstanding shares of Preferred Stock) are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class on an as-converted basis, take any of the following actions (whether by merger, consolidation or otherwise):

(i) effect or obligate itself to effect, any merger, sale, lease, assignment, transfer or other conveyance (including by an irrevocable, exclusive, worldwide license having a duration of not less than the then-remaining life of the patents included in such license) of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or any consolidation, merger or reorganization involving the Corporation or any subsidiary thereof, or any dissolution, liquidation or winding up of the Corporation;

(ii) authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends, liquidation preferences or redemption rights superior to or on a parity with the Series C Preferred Stock, or authorize or issue shares of stock of the Corporation of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, liquidation preferences or redemption rights superior to or on a parity with the Series C Preferred Stock;

(iii) amend or delete any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation;

(iv) purchase or redeem or pay any dividend on any capital stock prior to the Series C Preferred Stock;

(v) increase the number of shares of Common Stock available to be granted to employees, directors or consultants of the Corporation pursuant to any of the Corporation’s equity incentive plans, except as provided in any such plan that has been approved either by the Board of Directors, including a majority of the Preferred Directors;

(vi) enter into any transaction with any affiliate of the Corporation (as defined in Rule 144 under the Securities Act (as defined below)) except for compensation and expense reimbursement arrangements with officers and outside directors in the ordinary course of business;

(vii) grant any contractual rights to register shares of the Company’s capital stock under the Securities Act (other than pursuant to the Seventh Amended and Restated Investor Rights Agreement, dated on or about the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, by and among the Corporation and the other parties named therein, as such Seventh Amended and Restated Investor Rights Agreement may be amended from time to time in accordance with its terms (the “Investor Rights Agreement”);

(viii) reclassify any shares of capital stock of the Corporation; or

(ix) change the number of seats on the Board of Directors from eight (8) to any other number.

(j) In addition to any other rights provided by law, so long as at least Twenty Million (20,000,000) shares of Preferred Stock (such number to be proportionately adjusted in the event of any stock splits, stock dividends, recapitalizations or similar events occurring after the date hereof and affecting the number of issued and outstanding shares of Preferred Stock) are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a separate class on an as-converted basis, take any of the following actions (whether by merger, consolidation or otherwise):

(i) effect or obligate itself to effect, any merger, sale, lease, assignment, transfer or other conveyance (including by an irrevocable, exclusive, worldwide license having a duration of not less than the then-remaining life of the patents included in such license) of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or any consolidation, merger or reorganization involving the Corporation or any subsidiary thereof, or any dissolution, liquidation or winding up of the Corporation;

(ii) authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to dividends, liquidation preferences or redemption rights superior to or on a parity with the Preferred Stock, or authorize or issue shares of stock of the Corporation of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, liquidation preferences or redemption rights superior to or on a parity with the Preferred Stock;

(iii) amend or delete any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation;

(iv) increase the number of shares of Common Stock available to be granted to employees, directors or consultants of the Corporation pursuant to any of the Corporation’s equity incentive plans, except as provided in any such plan that has been approved either by the Board of Directors, including a majority of the Preferred Directors;

(v) enter into any transaction with any affiliate of the Corporation (as defined in Rule 144 under the Securities Act (as defined below)) except for compensation and expense reimbursement arrangements with officers and outside directors in the ordinary course of business;

(vi) grant any contractual rights to register shares of the Company’s capital stock under the Securities Act (other than pursuant to the Investor Rights Agreement);

(vii) reclassify any shares of capital stock of the Corporation; or

(viii) increase or decrease the size of the Board of Directors.

As used in this Amended and Restated Certificate of Incorporation, “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission issued under such Act, as they each may, from time to time, be in effect.

4. Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A-l Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.4162 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-l Preferred Stock) by the Series A-l Conversion Price (as defined below) in effect at the time of conversion. Each share of Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.3397 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-2 Preferred Stock) by the Series A-2 Conversion Price (as defined below) in effect at the time of conversion. Each share of Series A-3 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.6245 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-3 Preferred Stock) by the Series A-3 Conversion Price (as defined below) in effect at the time of conversion. Each share of Series A-4 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-4 Preferred Stock) by the Series A-4 Conversion Price (as defined below) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.30 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series B Preferred Stock) by the Series B Conversion Price (as defined below) in effect at the time of conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.38811 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series C Preferred Stock) by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series A-l Conversion Price” shall mean $0.4162 at the date hereof, the “Series A-2 Conversion Price” shall mean $0.3397 at the date hereof, the “Series A-3 Conversion Price” shall mean $0.6245 at the date hereof, the “Series A-4 Conversion Price” shall mean $0.30 at the date hereof, the “Series B Conversion Price” shall mean $0.30 at the date hereof, and the “Series C Conversion Price” shall mean $0.38811 at the date hereof. The “Conversion Price” shall mean, collectively, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, and Series C Conversion Price, as applicable. Such initial Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, and Series C Conversion Price, and the rate at which shares of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(i) In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the full day preceding the date fixed for redemption, unless the redemption price is not fully paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the second full day preceding the date fixed for the payment of any amounts distributable on such event to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates (or lost certificate affidavit and agreement) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and such conversion shall be effective at the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price.

(iii) Upon any such conversion, no adjustment to the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the close of business on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided above and to receive payment of any dividends declared but unpaid thereon as of the close of business on the Conversion Date. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

(v) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Prices for Diluting Issues:

(i) Special Definitions. For purposes of this Article FOURTH, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Series C Original Issue Date” shall mean the first date on which a share of Series C Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series C Original Issue Date other than:

(I) shares of Common Stock issued or issuable upon conversion or exchange of any Convertible Securities or exercise of any Options outstanding on the Series C Original Issue Date;

(II) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock;

(III) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

(IV) shares of Common Stock issued or issuable in a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended;

(V) shares of Common Stock (or Options or Convertible Securities with respect thereto) authorized for issuance as of November 9, 2016 under the Corporation’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”), and the Corporation’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”, and together with the 2005 Plan, the “Plans”), that are issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries pursuant to the Plans, or any additional shares of Common Stock (or Options or Convertible Securities with respect thereto) authorized for issuance pursuant to any amendment to the Plans, or pursuant to any other plan, agreement or arrangement, that are issued or deemed issued to such employees, directors or consultants, provided that any such amendment or other plan, agreement or arrangement has been approved by a majority of the Board of Directors (which majority must include a majority of the Preferred Directors);

(VI) shares of Common Stock (or Options or Convertible Securities with respect thereto) issued solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation or any of its subsidiaries of all or substantially all of the stock or assets of any other entity; provided that such transaction, and the issuance of shares in connection therewith, has been approved by a majority of the Board of Directors (which majority must include a majority of the Preferred Directors);

(VII) shares of Common Stock (or Options or Convertible Securities with respect thereto) issued or issuable to financial institutions or lessors in connection with commercial credit agreements, equipment financings or similar transactions; provided that such transaction, and the issuance of shares in connection therewith, has been approved by a majority of the Board of Directors (which majority must include a majority of the Preferred Directors);

(VIII) shares of Common Stock (or Options or Convertible Securities with respect thereto) issued or issuable in connection with strategic transactions involving the Company and other entities, including joint ventures, manufacturing, marketing or distribution arrangements and technology transfer or development arrangements; provided that such strategic transactions, and the issuance of shares in connection therewith, has been approved by a majority of the Board of Directors (which majority must include a majority of the Preferred Directors); or

(IX) shares of Common Stock (or Options or Convertible Securities with respect thereto) issued or issuable pursuant to that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement, by and among the Corporation and the investors party thereto, as amended from time to time.

(ii) No Adjustment of Conversion Prices. No adjustment in the number of shares of Common Stock into which the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, respectively, is convertible shall be made, by adjustment in the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price thereof: (a) unless the consideration per share (determined pursuant to Subsection 4(d)(vi)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price in effect immediately prior to the issue of such Additional Shares of Common Stock, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A-l Preferred Stock, the holders of at least a majority of the then outstanding shares of Series A-2 Preferred Stock, the holders of at least a majority of the then outstanding shares of Series A-3 Preferred Stock, the holders of at least a majority of the then outstanding shares of Series A-4 Preferred Stock, the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, or the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, as the case may be, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options (excluding Options covered by Subsection 4(d)(i)(D)(I), (IV), (V), (VI) and (VII) above) or Convertible Securities (excluding Convertible Securities covered by Subsection 4(d)(i)(D)(I), (V), (VI) and (VII) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No adjustment or further adjustment in the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any unexercised Option, the affected Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be readjusted to the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price that would be in effect had such Option never been issued, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the affected Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof (but excluding any change resulting from any events resulting in changes under Section 4(e) or 4(f) below), the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect shall forthwith be readjusted to such Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price to an amount which exceeds the lower of (i) such Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price on the original adjustment date, or (ii) the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Series C Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were outstanding as of the Series C Original Issue Date or were issued after the Series C Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series C Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price in effect immediately prior to such issue, then and in such event, such Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue (calculated assuming conversion of all issued and outstanding shares of Preferred Stock as well as all other issued and outstanding Convertible Securities, and the exercise, exchange or conversion of all then outstanding Options) plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (calculated assuming conversion of all issued and outstanding shares of Preferred Stock as well as all other issued and outstanding Convertible Securities, and the exercise, exchange or conversion of all then outstanding Options) plus the number of such Additional Shares of Common Stock so issued; provided that, the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

(v) [Reserved.]

(vi) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vii) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than one hundred eighty (180) days, then, upon the final such issuance, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be adjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock actually issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock actually issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution to the holders of Common Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made with respect to the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price if the holders of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B

Preferred Stock, or Series C Preferred Stock, as the case may be, simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event each holder of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities in an amount equal to the amount of such securities as such holder would have received if all shares of Preferred Stock owned by such holder had been converted into Common Stock on the date of such event.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)), each share of Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of Preferred Stock to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A- 1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4

Conversion Price, Series B Conversion Price, or Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock.

(j) No Impairment. The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, without the written consent of the holders of a majority of the then outstanding shares of Preferred Stock, consenting together as a separate class on an as-converted basis, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Series A-l Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series B Conversion Price, or Series C Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A-l Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock.

(1) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall use reasonable efforts to cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock or such transfer agent, at least ten (10) days prior to the date specified in (A) below or twenty (20) days before the date specified in (B) below, a notice stating

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up; provided, however, that the Corporation’s failure to provide any notice required under this Section 4(1) after using reasonable efforts shall not be deemed a default, breach or violation of this Section 4(1).

5. Mandatory Conversion.

(a) Upon the earlier of (i) the closing of the sale of shares of Common Stock in a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least Forty Million Dollars ($40,000,000) (net of any underwriting discount and commissions) to the Corporation or (ii) a date agreed to in writing by a vote of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a separate class on an as-converted basis (each a “Mandatory Conversion Event”), all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate.

(b) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Event and the place and date (the “Mandatory Conversion Date”) designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Event. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redemption.

(a) Unless prohibited by Delaware law governing distributions to stockholders, the Preferred Stock shall, if required as set forth below, be redeemed by the Corporation at a price per share equal to the applicable Redemption Price (as defined below). As used in this Amended and Restated Certificate of Incorporation, “Redemption Price” means in the case of the Series A-l Preferred Stock, $0.4162 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-l Preferred Stock) plus all declared but unpaid dividends, in the case of the Series A-2 Preferred Stock, $0.3397 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-2 Preferred Stock) plus all declared but unpaid dividends, in the case of the Series A-3 Preferred Stock, $0.6245 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-3 Preferred Stock) plus all declared but unpaid dividends, in the case of the Series A-4 Preferred Stock, $0.30 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series A-4 Preferred Stock) plus all declared but unpaid dividends, in the case of the Series B Preferred Stock, $0.30 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series B Preferred Stock) plus all declared but unpaid dividends, and in the case of the Series C Preferred Stock, $0.38811 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization occurring after the date hereof and affecting the number of issued and outstanding shares of Series C Preferred Stock) plus all declared but unpaid dividends. Such redemption shall occur in three annual equal installments commencing sixty (60) days after receipt by the Corporation, at any time on or after the fifth anniversary of the Series C Original Issue Date, of written notice requesting redemption of all shares of Preferred Stock from the holders of a majority of the then outstanding shares of Preferred Stock, as follows (which must include at least 50% of the then outstanding shares of Series B Preferred Stock and 50% of the then-outstanding shares of Series C Preferred Stock):

(i) on the sixtieth (60th) day after receipt by the Corporation of the written notice described in Section 6(a), the Corporation shall redeem one-third of the shares of Preferred Stock then outstanding;

(ii) on the one-year anniversary of the redemption made pursuant to Section 6(a)(i) above, the Corporation shall redeem fifty percent (50%) of the shares of Preferred Stock then outstanding; and

(iii) on the one-year anniversary of the redemption made pursuant to Section 6(a)(ii) above, the Corporation shall redeem all of the shares of Preferred Stock then outstanding.

The date of each redemption pursuant to Section 6(a) is referred to as a “Redemption Date”. On each Redemption Date, the Corporation shall redeem the number of shares of Preferred Stock determined as set forth in this Section 6(a) on a pro rata basis in accordance with the number of shares of Preferred Stock owned by each holder of Preferred Stock. Upon receipt of a redemption request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all of the Preferred Stock to be redeemed on any Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Corporation were able to redeem all such shares under such law and shall redeem the remaining shares to have been redeemed as soon as it may lawfully do so under such law.

(b) Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state:

(i) the number of shares of each class of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii) the Redemption Date and the Redemption Price;

(iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 4(a)); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock to be redeemed.

(c) Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(d) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment, then whether or not the certificates evidencing any of the shares of Preferred Stock so called for redemption have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor.

(e) Any shares of Preferred Stock redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of Preferred Stock accordingly.

7. Waiver. Except where a different vote is specified in the Certificate of Incorporation or required by the General Corporation Law, any of the rights, powers, preferences and other terms of a series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock then outstanding.

8. Notices. Any notice required by the provisions hereof to be given to a holder of shares of Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation or given by electronic communication in compliance with the provisions of General Corporation Law.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Meetings of shareholders may be held within or without the State of Delaware, as the bylaws provide. The books of the Corporation may be kept outside the State of Delaware at the main office of the Corporation or such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Board of Directors of the Corporation is expressly authorized to exercise all powers granted to the directors by law except insofar as such powers are limited or denied herein or in the bylaws of the Corporation. In furtherance of such powers, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law. No amendment, modification or repeal of this Article shall adversely affect the rights and protection afforded to a director of the Corporation under this Article for acts or omissions occurring prior to such amendment modification or repeal.

NINTH: The Corporation shall, to the fullest extent permitted by the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayments.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnifications rights provided in this Article (A) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (B) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

Any person seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

Any amendment or repeal of the provisions of this Article shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any act or omission of such director or officer occurring prior to such amendment or appeal.

TENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ELEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribe by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this 10th day of January, 2020.

/s/ Maria Palasis
Name:	Maria Palasis
Title:	President and Chief Executive Officer, Lyra Therapeutics, Inc.